Exhibit 10.4
April 28, 2010
Via Email and Messenger
Robert Glaser
1724 Howell Place
Seattle, WA 98122
Re:      Separation from Employment
Dear Rob:
          Thank you for your recent discussions regarding closing out your employment relationship with RealNetworks following your previously announced resignation. This letter will confirm the separation of your at-will employment with RealNetworks, effective as of January 12, 2010, and contains other information regarding the Company’s standard termination process.
          On January 15, 2010, the Company paid to you an amount of $11,458.33. That payment represented the final payment of all wages and compensation you have earned up to and including January 12, 2010.
          Enclosed please find the following checks:
•	Check No. 26724 in the amount of $178,653.73. This amount is equivalent to $250,958.00, less applicable withholding, which is the amount of bonus for 2009 for which you otherwise would have been eligible had you remained an employee through the payment date of the bonus;

•	Check No. 26725 in the amount of $109,620.39. This amount is equivalent to $149,042.00, less applicable withholding, which is additional severance; and

•	Check No. 26727 in the amount of $27,847.94. This amount is equivalent to $42,307.69, less applicable withholding, which is the amount of all accrued unused vacation through January 12, 2010.
          Your health and medical coverage will terminate as of April 30, 2010, and COBRA notices and other relevant forms for continued coverage will be mailed to your home address. As a courtesy, the Company has agreed to directly pay your COBRA premiums through December 31, 2010; however, in order to be eligible for this benefit, you will need to make sure to timely elect COBRA as required by the COBRA paperwork.
          Previously, the Company granted you (i) an option to purchase 500,000 shares of the Company’s common stock at an exercise price per share of $8.00 on November 4, 2005, and (ii) an option to purchase 250,000 shares of the Company’s common stock at an exercise price per share of $7.69 on February 1, 2008 (together, the “Options”). The Company has determined to extend the exercisability period of the Options with respect to those shares subject to the Options that were vested as of January 12, 2010 (the “Vested Options”), such that your Vested Options will remain exercisable until the earlier of: (x) the stated expiration date of the option grant pursuant to the applicable stock option agreement, or (y) upon expiration of the post-termination exercise period stated in the applicable stock option agreement (generally, three months or ninety days) following your termination of service as a member of the Company’s Board of Directors (the “Board”). All unvested shares subject to the Options have been forfeited to the Company in accordance with the terms and conditions of the applicable award agreement and equity plan, and the unvested shares that were subject to the Options never will become vested.
     As is customary in these matters, the Company must request that you return all Company property as soon as possible and no later than June 1, 2010. Company property includes, but is not limited to, your laptop computer(s), Company-provided cell phone(s), badge(s), office key(s), company credit card(s), parking pass(es) and all Company confidential materials. These items should be returned directly to Jennifer Armstrong-Owen. For all applicable future Board meetings, you will of course be sent Company confidential materials as necessary in your performance of services as a member of the Board. If you would like information regarding transferring your cell phone service to a personal plan, please contact Laquanta Jackson at (206) 674-2476.
     You will need to vacate the office space you used at the Company’s headquarters during your employment no later than June 1, 2010. The Company will assist you regarding the timing and manner of the removal of your personal property. Please contact Jennifer Armstrong-Owen to make arrangements for your items to be packed and removed prior to June 1, 2010. As a continuing member of the Board, you will receive compensation as the Company determines from time to time (including, as applicable, the additional compensation for your service as Chairman). Additionally, as a member of the Board, you will receive the same services and benefits as are provided to other members of the Board as the Company determines from time to time.
     As a reminder, this letter and the terms regarding separation of your employment with the Company will be filed by the Company with the Securities and Exchange Commission as required by applicable law. If you should have any questions, please do not hesitate to contact Jennifer Armstrong-Owen at (206) 892-6154.

Sincerely,
/s/ Pradeep Jotwani
Pradeep Jotwani
Chairman of the Compensation Committee

Enclosure:
Checks Nos. 26724, 26725, and 26727